EXHIBIT 99.1

FOR MORE INFORMATION Waste Management Website www.wm.com Analysts Ed Egl 713.265.1656 eegl@wm.com Media Lynn Brown 713.394.5093 lynnbrown@wm.com

FOR IMMEDIATE RELEASE

Waste Management Announces Third Quarter Earnings

Company Sees Improving Trends Heading into 2013

HOUSTON – October 31, 2012 – Waste Management, Inc. (NYSE: WM) today announced financial results for its quarter ended September 30, 2012. Revenues for the third quarter of 2012 were $3.46 billion compared with $3.52 billion for the same 2011 period. The Company was negatively impacted by a decline in recycling commodity prices, which decreased revenues by $176 million. Net income (a) for the quarter was $214 million, or $0.46 per diluted share, compared with $272 million, or $0.58 per diluted share, for the third quarter of 2011.

Net income would have been $285 million, or $0.61 per diluted share, in the third quarter of 2012 compared with $295 million, or $0.63 per diluted share, in the third quarter of 2011(b), if not for the following after-tax charges:

•	$32 million, or $0.07 per diluted share, related to the previously announced organizational restructuring and a labor union dispute; and

•	$39 million, or $0.08 per diluted share, from impairments of investments in unconsolidated entities and related assets.

David P. Steiner, President and Chief Executive Officer of Waste Management, commented, “The third quarter saw some good and improving trends. We saw improvement in both our internal revenue growth from collection and disposal yield and work-day adjusted volumes. Collection and disposal yield improved sequentially for the first time in six quarters, and we saw positive internal revenue growth from both yield and volume in our MSW, C&D and special waste landfill operations. Our overall income from operations margin, as adjusted, improved by 30 basis points despite a significant decline in commodity prices.(b)

“Commodity price declines in our recycling and waste-to-energy operations led to a $0.10 year-over-year earnings per share negative impact in the third quarter. We anticipate another $0.04 per share of headwinds in the fourth quarter. So, the total headwinds for the second half of the year related to commodities are estimated to be $0.14 per diluted share, or $0.07 higher than we previously anticipated at the end of the second quarter. I am pleased that we were able to produce strong quarterly results in the face of these headwinds.”

KEY HIGHLIGHTS FOR THE THIRD QUARTER 2012

•

Revenue from solid waste collection and disposal operations increased $115 million or 3.3%, excluding the impact of commodity prices. That revenue increase, however, was more than offset by a $176 million revenue decline from commodities prices, resulting in total revenue being down by 1.7%, or $61 million.

•

Internal revenue growth from yield for collection and disposal operations was 0.8%. Adjusting for contract changes related to the Company’s South Florida waste-to-energy plants, internal revenue growth from yield for collection and disposal operations was 1.0%.

•	Core price increases, which consist of price increases and fees (other than the Company’s fuel surcharge), net of rollbacks, were 2.6%, consistent with the first half of 2012.

•	Work-day adjusted volumes were positive 0.5% for the quarter. Non-work-day adjusted volumes were negative 0.1%. There was one less work day in the quarter.

•

Average recycling commodity prices were approximately 40% lower in the third quarter of 2012 compared with the prior year period. Recycling operations had a negative $0.08 effect on the current year quarter diluted earnings per share compared with the same quarter last year.

•

Electricity prices, which affect the Company’s waste-to-energy plants, averaged 12% lower in the quarter compared with the prior year period. Waste-to-energy operations had a negative $0.02 effect on the current year quarter diluted earnings per share compared with the same quarter last year.

•	Operating expenses improved by $32 million. Higher expenses for third party haulers and maintenance were more than offset by reductions in commodity rebates and landfill operating costs.

•

SG&A expenses decreased by $45 million compared with the third quarter of 2011 primarily from incentive compensation accrual reversals and reorganization savings. As a percent of revenue, SG&A expenses improved 110 basis points to 9.7%.

•	Net cash provided by operating activities was $574 million; capital expenditures were $402 million; and free cash flow was $180 million.(c)

•	The Company returned $164 million to shareholders in the form of dividends.

•	The effective tax rate was 36.1%, compared to 32.3% in the same quarter last year, which had a negative $0.01 effect on diluted earnings per share.

Steiner added, “Our 2012 full-year earnings guidance of $2.15 to $2.20 per share was based upon commodity prices causing a second half reduction in earnings of $0.07 per share. We now expect a second half reduction in earnings of $0.14 per share, which is $0.07 more than our previous prediction. The additional $0.07 impact from lower commodity prices would adjust our guidance to a range of $2.08 to $2.13 per diluted share. (b) Our solid waste collection and disposal business continues to operate as expected, and we are seeing some favorable trends moving into 2013 on both pricing and SG&A costs.

“Our full year cash flow guidance of $1.1 to $1.2 billion has three parts: cash from operations, capital expenditures, and sales of assets. We are on track to meet or exceed the cash from operations and capital expenditure components of our 2012 free cash flow, which would generate between $800 million and $850 million of cash for the full year. As discussed after the second quarter, our full-year free cash flow range assumed the sale of selected assets. We are in the process of evaluating opportunities to sell these assets. If we decide not to sell these assets at this time, or we do not complete the sales before year end, it will reduce the proceeds from divestitures component of our free cash flow, but will not affect cash flow from operations.”(c)

Steiner concluded, “Recycling commodity prices and natural gas prices have stabilized recently, with recycling commodity prices actually up modestly in the last few weeks. Given our current outlook for relatively stable commodity prices for full-year 2013, we do not expect significant headwinds from commodity prices for the full year 2013. With our recent restructuring anticipated to reduce costs by $130 million in 2013, our other cost programs picking up steam, and our focus on pricing to improve yield over our 2012 results, we expect to see earnings and cash flows strengthen in 2013. We will give further guidance with respect to 2013 when we release our fourth quarter 2012 results.”

(a)	For purposes of this press release, all references to “Net income” refer to the financial statement line item “Net income attributable to Waste Management, Inc.”
(b)	This earnings release contains a discussion of non-GAAP measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with (i) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and are not representative or indicative of our results of operations and (ii) financial measures the Company uses in the management of its business. Accordingly, net income, earnings per diluted share and income from operations margin have been presented in certain instances excluding special items noted in this press release. The quantitative reconciliation of these non-GAAP measures to the most comparable GAAP measures is included in the accompanying schedules.

The Company’s projected full year 2012 earnings per diluted share are not GAAP net earnings per diluted share and are anticipated to be adjusted to exclude the effects of events or circumstances in 2012 that are not representative or indicative of the Company’s results of operations. Projected GAAP earnings per diluted share for the full year would require inclusion of the projected impact of future excluded items, including items that are not currently determinable, but may be significant, such as asset impairments and one-time items, charges, gains or losses from divestitures or litigation, or other items. Due to the uncertainty of the likelihood, amount and timing of any such items, the Company does not have information available to provide a quantitative reconciliation of adjusted projected full year earnings per diluted share to a GAAP earnings per diluted share projection.

(c)	The Company also discusses free cash flow, which is a non-GAAP measure, because it believes that it is indicative of our ability to pay our quarterly dividends, repurchase common stock, fund acquisitions and other investments and, in the absence of refinancings, to repay our debt obligations. Free cash flow is not intended to replace “Net cash provided by operating activities,” which is the most comparable U.S. GAAP measure. However, the Company believes free cash flow gives investors useful insight into how the Company views its liquidity. Nonetheless, the use of free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that the Company has committed to, such as declared dividend payments and debt service requirements. The Company defines free cash flow as:

•	Net cash provided by operating activities

•	Less, capital expenditures

•	Plus, proceeds from divestitures of businesses (net of cash divested), and other sales of assets.

The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies, and therefore is not subject to comparison. The quantitative reconciliation of free cash flow for the quarter to the most comparable GAAP measure is included in the accompanying schedules. Non-GAAP measures should not be considered a substitute for financial measures presented in accordance with GAAP, and investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.

After the second quarter, the Company provided the following reconciliation that presents two scenarios that illustrate projected free cash flow for 2012. The amounts used in this reconciliation are subject to many variables, some of which are not under our control and, therefore, are not necessarily indicative of results.

(Dollars in millions)

	Scenario 1	Scenario 2
Net cash provided by operating activities	$2,300	$2,400
Capital expenditures	(1,450)	(1,600)

	850	800
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets (*)	250	400

	$ 1,100	$1,200

(*)	As discussed in this press release, these projected free cash flow scenarios assume the sale of selected assets. If we decide not to sell these assets at this time, or we do not complete the sales before year end, it will reduce the proceeds from divestitures component of our free cash flow.

The Company will host a conference call at 10:00 AM (Eastern) today to discuss the third quarter 2012 results. Information contained within this press release will be referenced and should be considered in conjunction with the call.

The conference call will be webcast live from the Investor Relations section of Waste Management’s website www.wm.com. To access the conference call by telephone, please dial (877) 710-6139 approximately 10 minutes prior to the scheduled start of the call. If you are calling from outside of the United States or Canada, please dial (706) 643-7398. Please utilize conference ID number 30012751 when prompted by the conference call operator.

A replay of the conference call will be available on the Company’s website www.wm.com and by telephone from approximately 1:00 PM (Eastern) Wednesday, October 31, 2012 through 5:00 PM (Eastern) on Wednesday, November 14, 2012. To access the replay telephonically, please dial (855) 859-2056, or from outside of the United States or Canada dial (404) 537-3406, and use the replay conference ID number 30012751.

The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. This press release contains a number of such forward-looking statements, including but not limited to 2012 earnings per diluted share; 2012 free cash flow and its individual components; 2013 earnings and free cash flow; 2013 restructuring cost savings, and statements regarding the results from recycling and waste-to-energy operations and related commodity prices; results for core solid waste operations; sales of non-core assets; results from pricing initiatives; overall results of operations and business prospects; and general market and industry conditions. You should view these statements with caution. They are based on the facts and circumstances known to the Company as of the date the statements are made. These forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those set forth in such forward-looking statements, including but not limited to, commodity price fluctuations; increased competition; pricing actions; failure to implement our optimization and growth initiatives and overall business strategy; failure to successfully implement our restructuring actions and/or failure of those actions to achieve the goals and cost savings intended; business disruption and employee distraction resulting from our restructuring; changes in our organizational structure and workforce and resulting restructuring or impairment charges; environmental and other regulations; disposal alternatives and waste diversion; declining waste volumes; failure to develop and protect new technology; significant environmental or other incidents resulting in liabilities and brand damage; weakness in economic conditions; failure to obtain and maintain necessary permits; labor disruptions; impairment charges; and negative outcomes of litigation or governmental proceedings. Please also see the Company’s filings with the SEC, including Part I, Item 1A of the Company’s most recently filed Annual Report on Form 10-K, for additional information regarding these and other risks and uncertainties applicable to our business. The Company assumes no obligation to update any forward-looking statement, including financial estimates and forecasts, whether as a result of future events, circumstances or developments or otherwise.

ABOUT WASTE MANAGEMENT

Waste Management, Inc., based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities in the United States. The company’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste Management visit www.wm.com or www.thinkgreen.com.

###

Waste Management, Inc.

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended September 30,
	2012	2011
Operating revenues	$3,461	$3,522

Costs and expenses:
Operating	2,229	2,261
Selling, general and administrative	335	380
Depreciation and amortization	331	317
Restructuring	44	15
(Income) expense from divestitures, asset impairments and unusual items	22	6

	2,961	2,979

Income from operations	500	543

Other income (expense):
Interest expense	(123)	(118)
Interest income	2	1
Equity in net losses of unconsolidated entities	(17)	(7)
Other, net	(14)	2

	(152)	(122)

Income before income taxes	348	421
Provision for income taxes	125	136

Consolidated net income	223	285
Less : Net income attributable to noncontrolling interests	9	13

Net income attributable to Waste Management, Inc.	$214	$272

Basic earnings per common share	$0.46	$0.58

Diluted earnings per common share	$0.46	$0.58

Basic common shares outstanding	464.2	468.3

Diluted common shares outstanding	464.9	469.7

Cash dividends declared per common share	$0.355	$0.34

(1)

Waste Management, Inc.

Earnings Per Share

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended September 30,
	2012	2011
EPS Calculation:

Net income attributable to Waste Management, Inc.	$214	$272

Number of common shares outstanding at end of period	463.9	461.2
Effect of using weighted average common shares outstanding	0.3	7.1

Weighted average basic common shares outstanding	464.2	468.3
Dilutive effect of equity-based compensation awards and other contingently issuable shares	0.7	1.4

Weighted average diluted common shares outstanding	464.9	469.7

Basic earnings per common share	$0.46	$0.58

Diluted earnings per common share	$0.46	$0.58

(2)

Waste Management, Inc.

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Amounts)

(Unaudited)

	Nine Months Ended September 30,
	2012	2011
Operating revenues	$10,215	$9,972

Costs and expenses:
Operating	6,655	6,396
Selling, general and administrative	1,116	1,144
Depreciation and amortization	971	935
Restructuring	51	15
(Income) expense from divestitures, asset impairments and unusual items	55	6

	8,848	8,496

Income from operations	1,367	1,476

Other income (expense):
Interest expense	(366)	(358)
Interest income	4	6
Equity in net losses of unconsolidated entities	(35)	(20)
Other, net	(16)	4

	(413)	(368)

Income before income taxes	954	1,108
Provision for income taxes	329	377

Consolidated net income	625	731
Less : Net income attributable to noncontrolling interests	32	36

Net income attributable to Waste Management, Inc.	$593	$695

Basic earnings per common share	$1.28	$1.47

Diluted earnings per common share	$1.28	$1.46

Basic common shares outstanding	463.4	472.7

Diluted common shares outstanding	464.2	474.5

Cash dividends declared per common share	$1.065	$1.02

(3)

Waste Management, Inc.

Earnings Per Share

(In Millions, Except Per Share Amounts)

(Unaudited)

	Nine Months Ended September 30,
	2012	2011
EPS Calculation:

Net income attributable to Waste Management, Inc.	$593	$695

Number of common shares outstanding at end of period	463.9	461.2
Effect of using weighted average common shares outstanding	(0.5)	11.5

Weighted average basic common shares outstanding	463.4	472.7
Dilutive effect of equity-based compensation awards and other contingently issuable shares	0.8	1.8

Weighted average diluted common shares outstanding	464.2	474.5

Basic earnings per common share	$1.28	$1.47

Diluted earnings per common share	$1.28	$1.46

(4)

Waste Management, Inc.

Condensed Consolidated Balance Sheets

(In Millions)

	September 30,	December 31,
	2012	2011
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$398	$258
Receivables, net	1,868	1,775
Other	393	346

Total current assets	2,659	2,379

Property and equipment, net	12,518	12,242
Goodwill	6,259	6,215
Other intangible assets, net	405	457
Other assets	1,232	1,276

Total assets	$23,073	$22,569

Liabilities and Equity

Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,361	$2,437
Current portion of long-term debt	826	631

Total current liabilities	3,187	3,068

Long-term debt, less current portion	9,166	9,125
Other liabilities	4,108	3,986

Total liabilities	16,461	16,179

Equity:
Waste Management, Inc. stockholders' equity	6,288	6,070
Noncontrolling interests	324	320

Total equity	6,612	6,390

Total liabilities and equity	$23,073	$22,569

(5)

Waste Management, Inc.

Condensed Consolidated Statements of Cash Flows

(In Millions)

(Unaudited)

	Nine Months Ended September 30,
	2012	2011
Cash flows from operating activities:
Consolidated net income	$625	$731
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	971	935
Other	219	204
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(97)	(133)

Net cash provided by operating activities	1,718	1,737

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(178)	(645)
Capital expenditures	(1,132)	(909)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	28	22
Investments in unconsolidated entities	(61)	(92)
Net receipts from restricted trust and escrow accounts, and other	(18)	89

Net cash used in investing activities	(1,361)	(1,535)

Cash flows from financing activities:
New borrowings	685	1,001
Debt repayments	(473)	(425)
Common stock repurchases	—	(528)
Cash dividends	(493)	(481)
Exercise of common stock options	39	40
Other, net	23	(66)

Net cash used in financing activities	(219)	(459)

Effect of exchange rate changes on cash and cash equivalents	2	—

Increase (decrease) in cash and cash equivalents	140	(257)
Cash and cash equivalents at beginning of period	258	539

Cash and cash equivalents at end of period	$398	$282

(6)

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	September 30,	June 30,	September 30,
	2012	2012	2011
Operating Revenues by Lines of Business
Collection
Commercial	$851	$855	$885
Residential	644	650	657
Industrial	553	536	540
Other	71	66	68

Total Collection	2,119	2,107	2,150
Landfill	705	676	690
Transfer	332	331	337
Wheelabrator	218	206	228
Recycling	316	369	438
Other	393	363	210
Intercompany (a)	(622)	(593)	(531)

Operating revenues	$3,461	$3,459	$3,522

	Quarters Ended
	September 30, 2012		September 30, 2011
	Amount	As a % of Total Company	Amount	As a % of Total Company
Analysis of Change in Year Over Year Revenues
Average yield (i)	$(148)	-4.2%	$191	5.9%
Volume	(5)	-0.1%	(64)	-2.0%

Internal revenue growth	(153)	-4.3%	127	3.9%
Acquisition	95	2.7%	150	4.6%
Divestitures	(1)	—	(1)	—
Foreign currency translation	(2)	-0.1%	11	0.4%

	$(61)	-1.7%	$287	8.9%

	Amount	As a % of Related Business	Amount	As a % of Related Business
(i) Average yield
Collection, landfill and transfer	$27	1.0%	$45	1.7%
Waste-to-energy disposal	(5)	-4.1%	(2)	-1.6%

Collection and disposal	22	0.8%	43	1.6%
Recycling commodities	(176)	-38.6%	104	34.9%
Electricity	(2)	-2.8%	(3)	-4.1%
Fuel surcharges and mandated fees	8	5.0%	47	41.2%

Total	$(148)	-4.2%	$191	5.9%

	Quarters Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Free Cash Flow Analysis (b)
Net cash provided by operating activities	$574	$659	$1,718	$1,737
Capital expenditures	(402)	(313)	(1,132)	(909)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets (c)	8	26	28	39

Free cash flow	$180	$372	$614	$867

(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.
(b)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.
(c)	Proceeds for the three and nine months ended September 30, 2011 includes the repayment of a $17.0 million note receivable from a prior year divestiture. This repayment is included as a component of “Net receipts from restricted trust and escrow accounts, and other” in our Condensed Consolidated Statement of Cash Flows.

(7)

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	September 30,	June 30,	September 30,
	2012	2012	2011
Balance Sheet Data

Cash and cash equivalents	$398	$237	$282

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$9,992	$9,826	$9,613
Total equity	6,612	6,487	6,285

Total capital	$16,604	$16,313	$15,898

Debt-to-total capital	60.2%	60.2%	60.5%

Capitalized interest	$5	$5	$5

Acquisition Summary (a)

Gross annualized revenue acquired	$20	$13	$651

Total consideration	$26	$18	$495

Cash paid for acquisitions	$24	$25	$488

Other Operational Data

Internalization of waste, based on disposal costs	66.9%	67.3%	67.8%

Total landfill disposal volumes (tons in millions)	23.9	23.2	24.0
Total waste-to-energy disposal volumes (tons in millions)	2.0	2.0	2.1

Total disposal volumes (tons in millions)	25.9	25.2	26.1

Active landfills	270	270	271

Landfills reporting volume	259	258	254

Amortization, Accretion and Other Expenses for Landfills Included in Operating Groups:
Landfill amortization expense -
Cost basis of landfill assets	$86.7	$83.1	$87.0
Asset retirement costs	19.1	14.0	15.2

Total landfill amortization expense (b)(c)	105.8	97.1	102.2
Accretion and other related expense	17.1	16.8	17.6

Landfill amortization, accretion and other related expense	$122.9	$113.9	$119.8

(a)	Represents amounts associated with business acquisitions consummated during the indicated periods. Note that cash paid for acquisitions may include cash payments for business acquisitions consummated in prior quarters.
(b)	The quarter ended September 30, 2012 as compared to the quarter ended June 30, 2012 reflects an increase in amortization expense of approximately $8.7 million. $5.1 million of this change is driven by an increase in landfill volumes due to seasonality, coupled with a $3.6 million increase primarily due to changes in landfill estimates identified in both quarters.
(c)	The quarter ended September 30, 2012 as compared to the quarter ended September 30, 2011, reflects an increase in amortization expense of approximately $3.6 million, primarily due to changes in landfill estimates identified in both quarters, as volumes remained consistent year-over-year.

(8)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions, Except Per Share Amounts)

(Unaudited)

	Quarter Ended September 30, 2012
	After-tax Amount	Tax (Expense) / Benefit		Per Share Amount
Adjusted Net Income and Earnings Per Diluted Share
Net income and Diluted EPS, as reported	$214			$0.46

Adjustments to Net income and Diluted EPS:
Asset impairments (a)	39	6	(b)	0.08
Restructuring charges and Oakleaf related integration activities	29	18		0.06
Labor dispute	3	3		0.01

Net income and Diluted EPS, as adjusted	$285			$0.61

	Quarter Ended September 30, 2011
	After-tax Amount	Tax (Expense) / Benefit		Per Share Amount
Adjusted Net Income and Earnings Per Diluted Share
Net income and Diluted EPS, as reported	$272			$0.58

Adjustments to Net income and Diluted EPS:
Restructuring charges and asset impairments	14	6		0.03
Closed site adjustments and changes in risk-free interest rate	5	3		0.01
Oakleaf acquisition and related integration activities	4	3		0.01

Net income and Diluted EPS, as adjusted	$295			$0.63

(a)	Includes impairment charges associated with certain of our investments in unconsolidated entities that are included in the “Equity in Earnings/Losses of Unconsolidated Entities” and “Other, net” financial captions, as well as impairment charges associated with assets in the “Asset Impairments and Unusual Items” financial caption.
(b)	Represents tax benefit resulting from the $22 million of pre-tax impairment charges included in the “Asset Impairments and Unusual Items” financial caption. There is no tax impact corresponding to the $23 million of pre-tax impairment charges associated with our investments in unconsolidated entities.

(9)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions, Except Per Share Amounts)

(Unaudited)

	Quarter Ended September 30, 2012
	Amount	As a % of Revenues
Adjusted Income from Operations as a percent of Revenues

Operating revenues, as reported	$3,461

Income from operations, as reported	$500	14.4%

Adjustments to Income from operations:
Asset impairments	22
Restructuring charges and Oakleaf related integration activities	47
Labor dispute	6

	75

Income from operations, as adjusted	$575	16.6	%(c)

	Quarter Ended September 30, 2011
	Amount	As a % of Revenues
Adjusted Income from Operations as a percent of Revenues

Operating revenues, as reported	$3,522

Income from operations, as reported	$543	15.4%

Adjustments to Income from operations:
Restructuring charges and asset impairments	20
Closed site adjustments and changes in risk-free interest rate	8
Oakleaf related integration activities	4

	32

Income from operations, as adjusted (d)	$575	16.3	%(c)

(c)	Increase of 30 basis points in income from operations as a percent of revenues, as adjusted.
(d)	Our financial results released at the conclusion of the third quarter of 2011 were adjusted to exclude the impact of our then recently acquired Oakleaf operations. However, for purposes of this year-over-year comparison, we have included the impact of the Oakleaf operations in the results of both quarters.

(10)